UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 31, 2009

MINATURA GOLD

(Exact name of registrant as specified in its charter)

Nevada	001-34070	20-8273426
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 Lyon Drive, PO Box 2590 Fernley, Nevada	89408
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 267-7183

Copies of Communications to:
Stoecklein Law Group
Emerald Plaza
402 West Broadway
Suite 690
San Diego, CA 92101
(619) 704-1310
Fax (619) 704-0556

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any perceived benefits as the result of the Securities Purchase Agreement or Asset Purchase Agreement referenced herein, any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objections of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements or belief; and any statements of assumptions underlying any of the foregoing.

Forward-looking statements may include the words “may,” “could,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words.  These forward-looking statements present our estimates and assumptions only as of the date of this report.  Except for our ongoing securities laws, we do not intend, and undertake no obligation, to update any forward-looking statement. You should, however, consult further disclosures we make in future filings of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties.  The factors impacting these risks and uncertainties include, but are not limited to:

•	inability to raise additional financing;
•	increased competitive pressures from existing competitors and new entrants;
•
the fact that our accounting policies and methods are fundamental to how we report our financial condition and results of operations, and they may require our management to make estimates about matters that are inherently uncertain;

•	deterioration in general or regional economic conditions;
•	adverse state or federal legislation or regulation that increases the costs of compliance, or adverse findings by a regulator with respect to existing operations;
•	changes in U.S. GAAP or in the legal, regulatory and legislative environments in the markets in which we operate;
•	inability to efficiently manage our operations;
•	inability to achieve future sales levels or other operating results;
•	the unavailability of funds for capital expenditures;
•	impact of foreign exchange rate;
•	impact of fluctuations in the price of gold; and
•	impact of foreign regulations (Colombia) on our operations.

For a detailed description of these and other factors that could cause actual results to differ materially from those expressed in any forward-looking statement, please see “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the period ended September 30, 2009.

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Asset Purchase Agreement

Effective December 31, 2009, Minatura Colombia S.A.S., a Colombian company and wholly-owned subsidiary of the Registrant completed the acquisition of certain gold mining operational assets owned by Proyecto Coco Hondo S.A.S., a Colombian company and wholly-owned by Minatura International LLC (“MINTL”) for the purchase price of approximately $5.9 million, all of which will be paid in cash. See Item 2.01 below for a further description of the acquisition.

Addendum to Securities Purchase Agreement

On December 21, 2009, the Registrant entered into an Addendum to the Securities Purchase Agreement dated November 24, 2009 (the “SPA”) with Minatura International LLC (“MINTL”), a Delaware limited liability company. Pursuant to the SPA, the Registrant authorized the sale to MINTL of 10,675,466 shares (the “Shares”) of the Registrant’s restricted common stock in exchange for $3,800,000. Additionally and pursuant to the SPA, MINTL agreed to deliver to the Registrant 100% of the issued and outstanding shares of Minatura Nevada, Corp. (“Minatura Nevada”), a Nevada corporation. Subsequently, the parties agreed to amend the SPA to reflect that Minatura Nevada is being removed as any part of the SPA and 100% of the issued and outstanding shares of Minatura Nevada will be delivered to the Registrant only upon exercise by the Registrant of its option to purchase 100% of Minatura Nevada as referenced herein below.

In addition, the Addendum reflects the deletion of the following paragraphs in their entirety from the SPA: Paragraph 1. Agreement to Sell and Purchase; Paragraph 2. Closing, Delivery and Payment, Paragraph 5. Covenants of the Company and Paragraph 6. Covenants of the Purchaser. Additionally and pursuant to the Addendum, the Registrant shall, in consideration of the payment of $10,000, which shall be applied to the purchase price, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, be granted an option to purchase 100% of the outstanding shares of Minatura Nevada upon certain terms and conditions included in the Addendum. A copy of the Addendum is filed as Exhibit 10.5 to the Current Report.

Closing of the SPA transaction occurred on December 31, 2009.

The above mentioned Asset Purchase Agreement, Securities Purchase Agreement and Addendum to the Securities Purchase Agreement are collectively referred to as the Restructured Transactions. As a result of the closing of the Restructured Transactions, effective December 31, 2009, the Registrant now owns and operates mining concessions in Colombia.

Equipment Purchase Agreement

On December 21, 2009, the Registrant entered into an Equipment Purchase Agreement with Sampling & Supply, LLC to purchase drilling equipment. The Registrant paid a 50% deposit of $281,500 and the remaining 50% balance will be due and payable when the equipment is shipped. A copy of the agreement is filed as Exhibit 10.6 to this Current Report.

Equipment Rental and Personnel Services Agreement

On January 7, 2010, the Registrant entered into an Equipment Rental and Personnel Services Agreement with SonicSampDrill B.V. (“SSD”) wherein SSD agreed to provide the Registrant with equipment and trained personnel for drilling, sampling and training services. The term of the agreement is for an initial period of three months, starting from the date of arrival of the equipment to the project site, with a unilateral option to extend for an additional three months if so desired by the Registrant.  The Registrant agreed to pay all payments due under this agreement in Euros. The Registrant will pay SSD the first payment of €222,000 by January 11, 2010 and a second payment of €100,000 within 2 days after the equipment has arrived to the project site. A copy of the agreement is filed as Exhibit 10.7 to the Current Report.

Section 2 – Financial Information

Item 2.01 Completion of Acquisition of Assets.

Effective December 31, 2009, Minatura Colombia S.A.S. (“MCOL”), a Colombian company and wholly-owned subsidiary of the Registrant, completed the acquisition of Colombian mining concessions located in the departments of Antioquia, Bolivar, Caldas and Cordoba which include 21 awarded mining contracts covering approximately 99,000 acres of mining property (the “Concessions”) including the 1,775 acre alluvial gold mining operation in Zaragoza, Antioquia (near El Bagre) (the “Zaragoza Project”) owned by Proyecto Coco Hondo S.A.S., a Colombian company and wholly-owned by MINTL. MCOL assumed approximately $2.2 million in liabilities from CocoHondo and will pay CocoHondo approximately $5.9 million over approximately the next 180 days based on the delivery of bills of sale for the assigned assets. The first bill of sale was executed and delivered on December 31, 2009 and included all the Concessions and all the assets relating to the Zaragoza Project. MCOL has until March 31, 2010 to pay $3.3 million relating to such bill of sale. The remaining assets, primarily those relating to the San Pablo Gold Mine and including one additional mining concession, will be subject to a final bill of sale for approximately $2.6 million anticipated to be delivered in April 2010 when CocoHondo is expected to deliver sufficient financial statements for such assets that will satisfy the SEC public reporting requirements for MGOL (the Registrant). The actual amount of the final bill of sale will be subject to change based on the verifiable book value of the covered assets as of the date of transfer.

DESCRIPTION OF MINATURA GOLD’S BUSINESS

References in the following discussion and throughout this current report to “we”, “our”, “us”, “the Company” “MGOL”, and similar terms refer to the Registrant, Minatura Gold and its subsidiary unless otherwise stated or the context otherwise requires.

The Asset Purchase Agreement and Securities Purchase Agreement discussed in Item 1.01 above are collectively referred to as the “Restructured Transactions”. As a result of the closing of the Restructured Transactions, our main focus has been redirected to the gold mining industry in Colombia. The information set forth herein is only a summary of our business plans.

Business Development

Minatura Gold was formed as a Nevada corporation in January 2007 (“MGOL”). In March of 2009 MGOL changed its name to Minatura Gold. We have entered into merger and acquisition agreements with Gold Resource Partners, LLC (GRP), Gold Ventures 2008 (“GV”) and Flat Holdings, LLC (“Flat”) during June of 2009 (the “Original Acquisition Agreements”). As a result of the Original Acquisition Agreements, we advanced $1.3 million to GRP and $1.2 million to GV during the months of August-October of 2009 (the “Grid Notes”).

As a result of input from Colombian counsel, Colombian accountants, US tax counsel, and US securities counsel, the parties to the above referenced transactions restructured the nature of the transactions as described in the Original Acquisition Agreements, to reflect the most efficient manner to resolving technical legal and accounting issues with the intent of retaining the original material terms of the agreements. The Restructured Transactions supercede the Original Acquisition Agreements.

The owners of GRP, GV, Flat and other affiliated parties have formed Minatura International LLC, a Delaware limited liability company (“MINTL”) and have contributed the ownership of GRP and GV into MINTL, and concurrent therewith, MINTL has assumed the collective obligations under the Grid Notes. As of November 24, 2009, the Original Acquisition Agreements were terminated and replaced with the MINTL Securities Purchase Agreement (more fully described in Item 1.02 above) and the MCOL Asset Purchase Agreement (more fully described in Items 1.02 and 2.01 above).

As a result of the closing of the Restructured Transactions, MGOL owns and operates mining concessions in Colombia. The mining concessions located in the mining districts of Antioquia, Bolivar, Caldas, and Cordoba Colombia, include 21 awarded mining contracts covering approximately 99,000 acres of mining property, including the 1,775 acre alluvial gold mining operations in Zaragoza, Antioquia (near El Bagre) (the “Zaragoza Project”). We also entered into agreements with SonicSampDrill (Netherlands) and Sonic Sampling & Supply (California) to provide two CRS-V crawling drilling units, tooling and support equipment together with trained crews to provide drilling, sampling and training services for the Zaragoza Project. The drilling program in Zaragoza is being conducted as part of the preparation of a Form 7/NI 43-101 technical report for MGOL.

With the dramatic improvement in the political and economic climate in Colombia and the recent influx of foreign investment and activities, management feels that the political and socioeconomic environment are sufficiently secure to now deploy substantial capital towards proving out the gold reserves in its licenses and commencing mining operations at a number of them in the short term. Many major and junior mining companies are commencing to deploy substantial capital in Colombia as they have come to the same conclusion.

Recent Change in Management

As a result of the Original Acquisition Agreements, MGOL accepted the resignation of its prior sole officer and director and on June 24, 2009 appointed Paul R. Dias and William McVey as the Directors, and the new Board of Directors elected Paul R. Dias as Chief Executive Officer, Juan Perez as President, and William McVey as Secretary/Treasurer.

Business of Registrant

Gold

Products and Marketing Channels

Gold produced by the Company’s mining operations is processed to a saleable form at various precious metals refineries. Once refined to a saleable product – generally large bars weighing approximately 12.5 kilograms and containing 99.5% gold, or smaller bars weighing 1.0 kilograms or less with a gold content of 99.5% and above – the metal is sold either through the refineries' channels or directly to bullion banks and the proceeds paid to the company.

Bullion banks are registered commercial banks that deal in gold. They participate in the gold market by buying and selling gold and distribute physical gold bullion bought from mining companies and refineries to physical offtake markets worldwide. Bullion banks hold consignment stocks in all major physical markets and finance these consignment stocks from the margins charged by them to physical buyers, over and above the amounts paid by such banks to mining companies for the gold.

Gold Market Characteristics

    Gold price movements are largely driven by macro-economic factors such as expectations of inflation, currency fluctuations, interest rate changes or global or regional political events that are anticipated to impact on the world economy. Gold has played a role historically as a store of value in times of price inflation and economic uncertainty. This factor, together with the presence of significant gold holdings above ground, tends to dampen the impact of supply/demand fundamentals on the market. Trade in physical gold is, however, still important in determining a price floor, and physical gold, either in the form of bars or high-caratage jewelry, is still a major investment vehicle in the emerging markets of India, China and the Middle East.

Gold is relatively liquid compared to other commodity markets and significant depth exists in futures and forward gold sales on the various exchanges, as well as in the over-the-counter market.

Trends in Physical Gold Demand

Physical gold demand is dominated by the jewelry industry and the investment sector, which together account for almost 90% of total demand. The balance of gold supply is used in dentistry, electronics and medals.  While the quantity of gold used in jewelry consumption has decreased over the last decade, the investment market has largely taken up available supply. Investment in physical gold includes bar hoarding, coins, medals and other retail investment instruments as well as exchange traded funds (ETFs), which have, since their inception in 2002, become well established as a vehicle for both retail and institutional investors and are now the sixth largest holder of gold, after the major central banks and the International Monetary Fund (IMF).

Newly-mined gold is not the only source of physical gold onto the market, and in fact accounts for just over 60% of supply. Due to its high value, gold is rarely destroyed and some 161,000 tons of gold (approximately 65 years of new mine supply at current levels) is estimated to exist in the form of jewelry, official sector gold holdings (central bank reserves) and private investment.

In 2008, gold was supplied onto the market from newly-mined production (2,385 tons), sales of gold by central banks (485 tons) as well as from sales of scrap gold (977 tons), largely from the jewelry trade(1).
(1) Source: GFMS

Gold Demand by Sector

Jewelry demand

Geographically, just less than 80% of gold jewelry demand now originates in emerging markets, in comparison to 64% a decade ago. The major markets for gold jewelry are India, China, the Middle East and the United States. The Russian market has also seen recent strong growth, and was the sixth largest single market for gold jewelry in 2008, with demand at just under 100 tons.

In the economies of India and the sub-continent, gold jewelry is purchased as a quasi-investment product. High-caratage jewelry is sold at a relatively small margin to the spot gold price, which is generally transparent to the consumer, and is therefore easily re-sold to jewelers or bullion traders when cash is required or when the jewelry is out of date and needs to be refashioned.

Top Six Jewelry Markets in 2008

Country	Tons
India	470
China	327
United States	179
Turkey	153
Saudi Arabia	109
Russia	96
Other	804
Global total	2,138
Data Source: World Gold Council.

India accounts for more than 20% of global gold jewelry demand and is by far the largest market for gold in jewelry. It also accounted for more than 20% of identifiable investment demand in the sector in 2008. Total bullion imports to India, though they may fluctuate significantly according to price movements during the year, have risen steadily over the last decade.

The characteristics of the gold market in the Middle East are similar, although an important difference is the exceptionally high per capita ownership of gold in some of the countries of that region. In the United Arab Emirates, for example, consumption per capita is some 30 times that in the US or the UK and some 50 times higher than in India.

The Middle Eastern market accounted for over 300 tons of gold demand in 2008 or approximately 15% of the global total. Turkey, Saudi Arabia and the United Arab Emirates are the largest consumers within this market.

In China, approximately 80% of gold is sold in the form of high caratage jewelry which is easily traded, similarly to the Indian and Middle Eastern markets. The balance of gold in China is sold in the form of 18 carat jewelry. Although introduced to the market only in 2002, sales in this category of jewelry have grown quickly due to its appeal to a rapidly-growing market segment of young, independent urban women.

An important feature of the Chinese market in recent years has been the relatively stable nature of gold demand, particularly in comparison to the Indian and Middle Eastern markets, where volatility typically causes price-sensitive consumers to hold back on jewelry purchases.

The US market accounted for approximately 180 tons of jewelry demand in 2008, just over 8% of the global total. Gold in the USA is purchased largely as an adornment product and purchase decisions are dictated by fashion rather than the desire to buy gold as an investment. The intrinsic value of gold as a store of value does still, however, play a role in the purchase decision process.

Investment demand

As well as holdings in ETFs, which have become a well-recognized investment vehicle for gold, primarily in the US and European markets, physical gold investment takes the form of bar hoarding (primarily in India and in China) and official coins (for which the largest market is Turkey).

Physical investment demand has grown significantly since 2003, when it stood at just less than 300 tons, to levels of approximately 770 tons in 2008. Over the course of 2008, demand increased in all of the various retail investment categories, and particularly in ETFs. Holdings in the latter increased from 28 million ounces (approximately 870 tons) to 38 million ounces (approximately 1,180 tons), an increase of 36% over the year.

This significant increase in ETF holdings, which has continued post year-end, reflects growing concern over the global financial system and a flight to gold as a ‘safe-haven’ asset.

Industrial and other sectors

The largest industrial use of gold is in electronics, as plating or bonding wire. In line with the growth in the use of personal computers and other electronic instruments globally, the use of gold in this sector has also increased, averaging a growth rate of over 9% in the five-year period from 2002-2007. The overall quantity of gold used in this sector, however, remains small, at only 11% of total demand.

Demand for gold for dentistry purposes continues to decline, however this constitutes only a small portion of total demand, less than 2% of the global total.

Central bank holdings, sales and purchases

Gold held by the official sector, essentially central banks and the IMF, stood at approximately 29,000 tons in 2008. Periodically, central banks buy and sell gold as market participants. Most central bank sales take place under the Central Bank Gold Agreements (CBGA) and therefore without any significant impact on the market. The second of these agreements is currently in its fifth and final year (which ends at the end of September 2009). Central bank sales in the fourth year of the agreement, which ended on 27 September 2008, reached only 343 tons, against the quota of 500 tons available under the agreement. Sales in the first quarter of the current year of the agreement reached only 50 tons, and it therefore seems likely, under current circumstances, that the annual CBGA quota will not be reached.

At this time it seems likely that the current CBGA will be renewed and, that if, any gold sales by the IMF (as recommended by the IMF’s Eminent Persons’ Committee to support the bank’s financial position) will also take place within the framework of the agreement. The process of finalizing IMF sales does, however, require US Congressional approval and is therefore likely to be lengthy given the priorities facing the new US administration.

Gold production

The process of producing gold can be divided into six main phases: finding the ore body; creating access to the ore body; removing the ore by mining or breaking the ore body; transporting the broken material from the mining face to the plants for treatment; processing; and refining. This basic process applies to both underground and surface operations.

The world's principal gold refineries are based near major mining centers, or at major precious metals processing centers worldwide. In terms of capacity, the largest is the Rand Refinery in Germiston, South Africa. In terms of output, the largest is the Johnson Matthey refinery in Salt Lake City, US.

Rather than buying the gold and then selling it onto the market later, the refiner typically takes a fee from the miner.

Once refined, the bullion bars (with a purity of 99.5% or higher) are sold to bullion dealers who, in turn, trade with jewelry or electronics manufacturers or investors. The role of the bullion market at the heart of the supply-demand cycle - instead of large bilateral contracts between miner and fabricator - facilitates the free flow of metal and underpins the free market mechanism.

Competitive Business Conditions and Competitive Position

The mineral exploration industry is intensively competitive. Many of our competitors have greater financial resources than we do. As a result, we may experience difficulty competing with other businesses when conducting mineral exploration activities or in the retention of qualified personnel. No assurances can be given that we will be able to compete effectively.

Our Mining Locations - Republic of Colombia

Colombia Area: 1,141,748 sq. km
Population: 45.0 million (July 2008 est.)
Capital city: Bogotá
President, Head of Government Alvaro URIBE Velez (elected May 2002; assumed office August 07, 2002; re-elected May 2006)

History

During the pre-Columbian period, the area now known as Colombia was inhabited by indigenous societies situated at different stages of socio-economic development, ranging from hunters and nomadic farmers to the highly structured Chibchas, who are considered to be one of the most developed indigenous groups in South America.

The first permanent settlement in Colombia was at Santa Marta, founded by the Spanish in 1525. Santa Fe de Bogota was founded in 1538 and, in 1717, became the capital of the Viceroyalty of New Granada, which included what are now Venezuela, Ecuador, and Panama. Bogota was one of three principal administrative centers of the Spanish possessions in the New World. The area became Spain’s chief source of gold and was exploited for emeralds and tobacco.

Full independence was proclaimed in 1813, and in 1819 the Republic of Greater Colombia was formed. The new republic included all the territory of the former Viceroyalty (Colombia, Venezuela, Ecuador and Panama).

Colombia’s history has been characterized by widespread, violent conflict. Two civil wars resulted from bitter rivalry between the Conservative and Liberal parties: The War of a Thousand Days (1899-1903) claimed an estimated 100,000 lives, and La Violencia (the Violence) (1946-1957) claimed about 300,000 lives.

The “Plan Colombia” program was unveiled in 1999 to combat narco-terrorism; spur economic recovery; strengthen democratic institutions and respect for human rights; and provide humanitarian assistance to internally displaced persons.

Alvaro Uribe, an independent, was elected president in May 2002 (and re-elected in May 2006) on a platform to restore security to the country. Among his promises was to continue to pursue the broad goals of Plan Colombia within the framework of a long-term security strategy. In the fall of 2002, Uribe released a national security strategy that employed political, economic and military means to weaken all illegal narco-terrorist groups. The Uribe government offered to negotiate a peace agreement with these groups with the condition that they agree to a unilateral cease fire and to end drug trafficking and kidnapping.

In 2004, the Uribe government established, for the first time in recent Colombian history, a government presence in all of the country’s 1,098 municipalities (county seats). Attacks conducted by illegally armed groups against rural towns decreased by 91% from 2002 to 2005. Between 2002 and 2006, Colombia saw a decrease in homicides by 37%, kidnappings by 78%, terrorist attacks by 63%, and attacks on the country’s infrastructure by 60%. Coca crop eradication and cocaine and heroin interdictions are setting records. Although much attention has been focused on the security aspects of Colombia’s situation, the Uribe government also is making significant efforts on issues such as expanding international trade, supporting alternate means of development, and reforming Colombia’s judicial system.

In January 2007, Colombian leaders presented a new strategy to consolidate and build on progress under Plan Colombia, called the “Strategy to Strengthen Democracy and Social Development.” The new strategy continues successful Plan Colombia programs while putting greater emphasis on consolidation of state presence, including access to social services, and on development through sustainable growth and trade.

Economy

Colombia is a free market economy with major commercial and investment ties to the United States. Transition from a highly regulated economy has been underway for more than 15 years with tariff reductions, financial deregulation, and privatization of state-owned enterprises and adoption of a more liberal foreign exchange rate. These policies eased import restrictions and opened most sectors to foreign investment. Foreign investors are welcomed as technology, management expertise, access to overseas markets, and finance, can be brought to the market Colombia’s economy is heavily dependent upon its natural resources. Main exports include its well known coffee, petroleum and petroleum products, emeralds, fruits, flowers, iron and steel, textiles and apparel.

Colombia has not suffered any dramatic economic collapses. Prudent fiscal policies are maintained and economic reforms including tax, pension and budget reforms are pursued. The sustained growth of the Colombian economy can be attributed to an increase in domestic security, the policies of keeping inflation low and maintaining a stable currency (the Colombian peso), petroleum price increases and an increase in exports to neighboring countries and the United States as a result of trade liberalization. Canada’s Prime Minister, Stephen Harper, visited Colombia in July 2007 to advance closer economic links with Colombia. Free trade negotiations between Canada and Colombia are underway and once agreed upon, is expected to strengthen the relationship between the two countries and boost already strong two-way trade. The economic growth seen in Colombia closely ties to Latin American economic trends:

1.	Foreign direct investment in Latin American countries sharply increasing, reaching more than US$100 billion in 2005
2.
The GDP growth of 5.9% in 2004 and nearly 5% annually since, have performed better over the past 2 years then they have over the past 20 years, surpassing the average for the world economy for the first time in 25 years

3.	In 2006, Latin America surpassed all other emerging markets with total cross-border deal value representing over US$102.6 billion, an increase of 154% on 2005.

Mining

Mining in Colombia began in the 1500s. Precious metal and stone mining was still carried out in the late 1980s. Gold was the most important metal in terms of short-term revenues. With the discovery and exploitation of large coal and natural gas reserves, the role of mining in the national economy expanded in the late 1980s. Mining and energy related investments have grown because of higher oil prices, increased demand and improved output. Other important metals in Colombia include platinum and silver, as well as been a major producer of emeralds.

Colombia’s impressive gold endowment and high exploration potential is widely recognized, with historic production believed to exceed 120 million ounces. Recent government-led improvements in security, infrastructure, and mining law reform are providing an ever improving environment for foreign investment in mineral exploration and development.

Infrastructure

Government efforts to expand mining in Colombia were needed to encourage private sector investment. The government set a policy of developing infrastructure (roads, electricity, and communications), providing technical assistance, and encouraging sound credit and legal policies to minimize problems with land titling.

Colombia has since made major improvements to its infrastructure. The deregulation process that began in the early 1990’s emphasized modernizing infrastructure in specific areas that are key to attaining global competitiveness.

Through joint ventures and the promotion of small mining companies, the mining sector can contribute more to national employment, income, and wealth.

Existing and Probable Governmental Regulation

In Colombia, the sub-soils are generally owned by the state. The state may authorize private parties to explore and develop mineral deposits under concession contracts. Until 2001, they could also be developed under Exploration and Exploitation Contracts executed with specialized agencies of the state. However, as of 2001, Colombia's New Mining Code only permits concession contracts, which are awarded by a single entity and are subject to a standard set of conditions.

The concession contract grants to a concessionaire the exclusive right to carry out the studies, works and installations necessary within the given area to establish the existence of minerals and to exploit them according to the principles, rules and criteria of the accepted techniques of geology and mining engineering. It also covers the right to install and build the equipment, services and works necessary to efficiently exercise the rights set forth in the Colombian Mining Code. The concession contract will be agreed on for a term that the proponent requests, up to a maximum of thirty years. Such term will start from the date the contract is inscribed at the National Mining Register.

Compliance with Environmental Laws

Our properties are subject to Colombian and local laws and regulations regarding environmental matters, the abstraction of water, and the discharge of mining wastes and materials. Any significant mining operations will have some environmental impact, including land and habitat impact, arising from the use of land for mining and related activities, and certain impact on water resources near the project sites, resulting from water use, rock disposal and drainage run-off. No assurances can be given that such environmental issues will not have a material adverse effect on our operations in the future.

The Colombian Mining Law 685 of 2001 requires an Environmental Mining Insurance Policy for each concession contract. In addition, this provision states that an Environmental Impact Study has to be presented at the end of the Exploration Phase if the concession is to proceed to the Construction Phase, and that this must be approved and an Environmental License issued before the Exploitation Phase can begin.

Exploration activities require an Environmental Management Plan and a Superficial Water Concession.

Exploitation requires, in addition, an Environmental License, Permit for Springs, Forest Use Permit, Certificate of Vehicular Emissions, Emissions Permit and River Course Occupation Permit.

The Principal Mineral Properties acquired in the Restructured Transactions are described as follows:

The Zaragoza Project

Location & Access

The Zaragoza Project is located in Zaragoza municipality of the Antioquia Department/State and is approximately 259 km due (North/East) of the city of Medellin, which is the capital of Antioquia.

Description of MGOL’s Interest in the Property

The mineral rights property is located over the alluvium of the Nechi River that has been classified as one of the five largest placer deposits in the world. An initial assessment shows high grades, the right conditions for mining, the right infrastructure and good security conditions.  Land possessions cover most of the mineral rights which allows us to install the proper security conditions within the perimeter that surrounds the operation.

History of Previous Operations

Pato Gold Dredging Company mined this deposit since the beginning of the twentieth century until it was sold, in the seventies, to a Colombian company called Mineros de Antioquia, now Mineros SA. Mineros is actually using five bucket dredges and five cutter suction dredges producing over three tons a year.

Mineralization

The mineralization corresponds to free gold, finesse above 960. Most of the gold can be classified as flower gold with some coarse particles classified as number two and one colors.

Exploration, Drilling, & Sampling

The exploration initial exploration covers less than 10% of the alluvial area, with grades over 80 mg averaging over 200 milligrams in approximately three million cubic meters.

Antioquia produced in 2008, 758,333 troy ounces (26 short tons) of gold, representing 68% of Colombia’s current annual production of 50 tons per year.

San Pablo Mine

Location & Access

The San Pablo Mine is located in the mining district of Segovia-Remedios, and is approximately 195 km due (North/East) of the city of Medellin, which is the capital of Antioquia.

Description of MGOL’s Interest in the Property

Mineral rights amount close to 1500 acres within the batholite of Segovia, which is well known its gold bearing veins. The neighboring area has been mined for more than 100 years and many of the rich veins continue into this property.  Within the area there are several abandoned mines, where old timers superficially extracted gold from the weathered rock.

History of Previous Operations

The area has been mined since the pre Hispanic period by the natives using artesian methods. At the beginning of the twentieth century, the English established a sizable operation called Frontino Gold Mines that was later bought by an American company. During its history the average grade was approximately half an ounce with an annual production in excess of two tons of gold. When the Americans left, due to political reasons, the mine was given to the workers. The mining operations at the mine were recently put on hold so that the Company can engage in further development and expand the recovery plant.

Mineralization

The vein deposit is classified as a mesothermal, where the sulfides that accompanied the gold are mainly sphalerite, galena and pyrite. Gold finesse is around 400 and needs to be ground to mesh two hundred in order to yield above 90% recovery.

Exploration, Drilling, & Sampling

The property was previously drilled by a Canadian company called Procoloro and the mine currently is under development. The ore shoots are over half an ounce, which have proven to extend for a considerable distance down the dip of the vein.

Gold Delivery in Colombia

Gold may be freely exported from Colombia subject to a 4.5% Gold royalty.  Coco Hondo will deliver gold for exportation by bonded shipping companies, to be sold on global markets and to investors.  Payment is received on delivery.  There is a shortage of physical Gold in the world.  Two Major Colombian Gold refineries are buying up ore, and there is enormous demand from central banks and investors due to the weak global economy.  We anticipate the Colombian refineries will purchase much of our early production.  They will either take delivery of our Gold dore at our mine or our security staff will deliver it to them.  Responsibility for the Gold passes when it is taken into their possession.

Mining in Colombia

Colombia is considered by some to be the “last Gold Rush”.  Exploration was impeded for decades because of violence and as much as 40% of the country has not even been geologically mapped.  Neighboring Peru had experienced similar setbacks and has enjoyed growing its Gold Production from 50 tons per year to 210 tons per year since it became conducive to investment and exploitation.  As there is far more gold in Colombia than in Peru, it is reasonable to project that Colombia could expand from its current 50 ton per year production to at least 200 tons per year.  These prospects have also inspired interest in gold exploration by international companies including Rio Tinto, Anglo American, BHP Billiton, Xstrata and Greystar.

Employees

During the quarter ended September 30, 2009, we had a total of 4 full-time employees. We currently employ 6 full-time employees and 5 full-time consultants in the United States.  As a result of the closing of the Restructured Transactions, our wholly-owned subsidiary, MCOL, will assume approximately 85 to 90 existing employees in Colombia during the first quarter of 2010 and we plan to hire 3 to 6 senior and mid-level executives in the US and Colombia as well as a number of field engineers and geologists in Colombia.

Equipment

MGOL will benefit from utilizing state-of-the-art mining equipment and technology, which we are essentially introducing in Colombia. The existing significant producers use out moded equipment and the smaller producers use manual methods reminiscent of the United States in the 1850-1900 era.

Dredges

MGOL intends to use mining dredges in most of its alluvial mining operations, using suction technology, which is efficient for the lifting up of heavy Gold. As the Gold comes out, the dredges also reclaim mercury that remains in the ground, left over from manual and outdated mining processes.

Currently MGOL has one dredge in place at the Zaragoza Project used primarily for the stripping of overburden material above the Gold pay strike layer.  Upon acquisition of Minatura Nevada (which is scheduled for approximately April 2010), MGOL will own a second dredge with a 500 cubic meter capacity  which is 75% completed and located at MGOL’s Fernley, Nevada facility. MGOL intends to hire expert mining dredge engineers to evaluate these two dredges and make recommendations as to any required modifications and their highest and best use.  Additionally, MGOL is currently in discussions with well known dredging manufactures to purchase new dredges or reconditioned dredges and Gold recovery equipment.

SonicSamp Drill

Minatura Gold utilizes a state-of-art drill for exploration that is the first of its kind in South America. Under optimal conditions, a single trained operator can explore 1-3 holes a day with this equipment, which will enable us to move ahead faster and reduce exploration costs by an anticipated 60%. In contrast, the older technology used by other companies only allows them to explore four to five holes in one week. The Company believes that each drill is capable of determining gold reserves at the rate of 500,000 ounces per drill per year.

In December 2009 and January 2010, we entered into agreements with SonicSampDrill (Netherlands) and Sonic Sampling & Supply (California) to provide two CRS-V crawling drilling units, tooling and support equipment together with trained crews to provide drilling, sampling and training services for the Zaragoza Project. The drilling program in Zaragoza is being conducted as part of the preparation of a Form 7/NI 43-101 technical report for MGOL.

Apiary and Related Activities

    The venture acquired an apiary and bee product company that has a joint venture with University of Colombia, and the Government of Colombia, to do research on beekeeping.  Among their efforts is research on how to produce a less aggressive strain of Africanized honeybees that can produce products at a rapid rate, and are not subject to the hive disorientation and collapse of the colony that is currently dominant in the United States, destroying its bee population.  The Bee product company is already profitable and sells bee pollen, wax, propolis and honey.  These products are in high demand in and out of Colombia as a food product, and for a variety of medicinal healing applications ranging from wound healing to inflammation and chronic disease prevention.

Agro-Forestry Projects

The Countryside surrounding Coco Hondo is conducive to a wide variety of agricultural endeavors.  The Venture will be supporting research and intends to provide economic and environmental benefits through commercializing bio-diesel production, agro/forest products, livestock, etc.

LEGAL PROCEEDINGS

We may, from time to time, be named as defendants in various judicial, regulatory, and arbitration proceedings in the future in the ordinary course of our business.  The nature of such proceedings may involve large claims subjecting us to exposure, or may be routine customer complaints regarding less significant losses.  We may also become subject to investigations or proceedings by governmental agencies, which can result in fines or other disciplinary action being imposed on us.  Additionally, legal proceedings may be brought from time to time in the future.  Although we do not believe that any currently pending matters will have a material, adverse effect on our business, in view of the inherent difficulty of predicting the outcome of legal proceedings, we cannot state with confidence what the eventual outcome of currently pending matters will be, what the timing of the ultimate resolution of these matters will be or what the eventual result in each pending matter will be.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

On June 24, 2008, we were cleared for trading by the Financial Industry Regulatory Authority on the Over-the-Counter Bulletin Board under the symbol “BTTA.” We changed our name to Minatura Gold and at the same time requested our symbol be changed to MGOL. Our common stock is currently thinly traded on the Over-the-Counter Bulletin Board, with a closing price of $8.20 on January 08, 2010.

The following table sets forth the quarterly high and low bid prices for our Common Stock during our last fiscal year, as reported by a Quarterly Trade and Quote Summary Report of the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

	2009
	High	Low
1st Quarter	n/a	n/a
2nd Quarter	$5.00	$5.00
3rd Quarter	$9.00	0
4th Quarter	$8.25	$3.25

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND PLAN OF OPERATION

This Management’s Discussion and Analysis is intended to provide additional understanding about the Company and its planned mining activities in Colombia as they relate to the Estimated Pro Forma Consolidated Balance Sheet as of September 30, 2009.

Forward looking statements. Some of the statements in this MD&A are forward looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause the industry’s or the Company’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by forward looking statements. In some cases, readers can identify forward looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “proposed,” “intended,” “continue,” or “objectives” or the negative of these terms or other comparable terminology. Readers should read statements that contain these words carefully, because they discuss expectations about future operating results or prospects or future financial condition or state other “forward looking” information. There may be events in the future that are not able to accurately be predicted or controlled. Before investing, investors should be aware that the occurrence of any of the events described in this MD&A could substantially harm the business, results of operations and financial condition, or prospects and that upon the occurrence of any of these events, the value of securities could decline and you could lose all or part of the investment.

ALTHOUGH MANAGEMENT OF THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN THE FORWARD LOOKING STATEMENTS ARE REASONABLE, MANAGEMENT CANNOT GUARANTEE FUTURE RESULTS, GROWTH RATES, LEVELS OF ACTIVITY, PERFORMANCE, OR ACHIEVEMENTS OF THE COMPANY, AND ALL CAUTIONARY ADVICE AND RISKS RELATING TO FORWARD-LOOKING STATEMENTS SHALL APPLY. MANAGEMENT IS UNDER NO DUTY TO UPDATE ANY OF THE FORWARD LOOKING STATEMENTS AFTER THE DATE OF THIS FILING TO CONFORM THESE STATEMENTS TO ACTUAL RESULTS.

OVERVIEW AND OUTLOOK

As a result of the closing of the Restructured Transactions our focus has been redirected to the gold mining industry in Colombia.

Balance Sheet presentation.

MGOL (“Minatura Gold”) Estimated Pro Forma Consolidated Balance Sheet presentation is timed to reflect the result of the MINTL Securities Purchase Agreement which occurred in late December, 2009 and the MCOL (“Minatura Colombia”) Asset Purchase Agreement, which was initiated in late December, 2009 and is expected to be completed during Q1 2010.

Pro forma Unaudited Balance Sheet

The following pro forma unaudited consolidated financial information gives effect to the Restructured Transactions. The pro forma balance sheet assumes the transactions occurred as of September 30, 2009. The pro forma unaudited and unreviewed consolidated financial information is presented for illustrative purposes only. It is not necessarily indicative of the operating results or financial position that would have occurred if the Restructured Transactions had been consummated at the period indicated, nor is such information indicative of the future operating results or financial position of Minatura Gold. The assets purchased by Minatura Colombia in the Asset Purchase Agreement primarily consist of 22 mining licenses, the San Pablo gold mine and alluvial mining dredge assets in Coco Hondo. As of October 9, 2009 (the most recent financial information available), San Pablo had incurred estimated year to date losses of approximately $964,000 and Coco Hondo had estimated year to date losses of approximately $473,000.

(The Balance Of This Page Intentionally Left Blank)

Minatura Gold
Estimated Pro Forma Consolidated Balance Sheet
As of September 30, 2009
Unreviewed and Unaudited

		Colombian GAAP Minatura Colombia in USD	US GAAP Minatura Gold	Eliminations	Pro Forma Consolidated

Assets
Current Assets
Cash		150,000	634,000		784,000

Investment	Note 1	0	6,407,592	(6,407,592)

Accounts receivable
Advances & prepaids		36,100			36,100
Misc. tax receivable	Note 2	222,500			222,500
Other		7,627	881,949		889,576
Total Accounts receivable		266,227	881,949		1,148,176

Total Current Assets		416,227	7,923,541	(6,407,592)	1,932,176

Non Current Assets
Property, plant, & equipment
Machinery & equipment		1,291,842			1,291,842
Property & Equipment		194,058			194,058
Land & land rights		347,807			347,807
Total Property, plant & Equipment		1,833,707			1,833,707

Mining licenses		2,427,870			2,427,870

Startup costs	Note 3	4,012,403			4,012,403

Total non current assets		8,273,979			8,273,979

Total assets		8,690,206	7,923,541	(6,407,592)	10,206,155

Liabilities & shareholder equity
Liabilities
Contracts	Note 4	1,375,586			1,375,586
Accrued expenses		32,160			32,160
Other liabilities	Note 5	874,867			874,867

Total liabilities		2,282,614			2,282,614

Shareholder equity
Capital		150,000	14,804	(150,000)	14.804
Other capital		6,257,592	8,463,746	(6,257,592)	8,463,746
Current year earnings		0	(508,041)		(508,041)
Retained earnings		0	(46,968)		(46,968)
Total shareholder equity		6,407,592	7,923,541	(6,407,592)	7,923,541
Total Liabilities & shareholder equity		8,690,206	7,923,541	(6,407,592)	10,206,155

MINATURA GOLD
NOTES TO ESTIMATED PRO FORMA CONSOLIDATED BALANCE SHEET
as of September 30, 2009
Unreviewed and Unaudited

Basis of presentation. Each company being consolidated to form the Estimated Pro Forma Minatura Gold Consolidated Balance Sheet is presented based on the most current published accounting information.  The US Company, Minatura Gold, is pro forma on a US GAAP basis.  It is unreviewed and unaudited.  This presentation does not reflect receipts from the current offering.  Minatura Colombia is presented on a pro forma basis as of October 9, 2009 as if the purchase of assets from Coco Hondo had already taken place at that time. The accounting for Minatura Colombia is on Colombian Accounting Standards (CO GAAP) and converted to US dollars but not US GAAP.

Format.  The following discussion is organized by company (column) and is intended to provide understanding on the completeness or lack thereof for each company presented.

MINATURA COLOMBIA IN US DOLLARS

The first column contains the pro forma consolidated Minatura Colombia balance sheet as received from the accounting office in Colombia and converted to US dollars.  This assumes the purchase of certain operating assets from Coco Hondo.  It is presented on CO GAAP basis.  This was unreviewed by outside auditors.  However, the underlying financials are reviewed periodically by independent accountants as required by local taxing authorities in Colombia.  The pro forma is accompanied by notes as indicated in the column to the left.

The conversion from Colombian pesos to US dollars was completed on a straight line by line basis at the current exchange rate.  This US dollar presentation is on CO GAAP basis and the reader should bear in mind the following differences between US GAAP and CO GAAP that may result in significant adjustments to the presentation:

1.
FAS 52, Accounting for Foreign Exchange Exposure, has not been applied pending a review by our Colombian auditor.  Since 2002, the dollar has declined approximately 15% (from about 2,300 pesos to dollars to about 1,950 pesos to dollars).  This is not expected to have a large impact on the value of the assets as they are being purchased at the current exchange rate for reporting purposes.

2.
Rules for deferred assets differences.  Generally speaking, US GAAP differs in limits for what may be deferred and the amortization of deferred assets.  As a result, portions of the start up costs may be written down or higher amortization rates may be applied.

Minatura Colombia will begin reporting on a US GAAP basis and receive annual audits as a result of the acquisitions of operating assets from Coco Hondo.

MINATURA GOLD

Minatura Gold is presented based on the September 30, 2009 financials that were reviewed but not audited in conjunction with the filing of the 10Q for the 3rd quarter.  Adjustments have been made to offset operating liabilities with cash.  The adjustments have not been reviewed or audited.  It also reflects a pro forma sale of stock and repayment of notes receivable with the proceeds going toward investment in Minatura Colombia.  This presentation does not reflect receipts from the current offering. The investment in Minatura Colombia provides the means to purchase certain operating assets from Coco Hondo. The pro forma is accompanied by notes as indicated in the column to the left.

ELIMINATIONS

Eliminations provide adjustments to remove the equity method of accounting upon consolidation.

NOTES

1.	Represents Minatura Gold investment in Minatura Colombia.
2.	Tax reimbursements receivable.
3.	Start up costs include expenditures for pre-production activities. These are expected to be reduced upon conversion to US GAAP. The extent of the reduction is currently not yet known.
4.	Primarily includes capital leases on equipment used in mining operations ($1.3M) and other operating liabilities.
5.	Primarily land use agreements ($505k) and other trade payables.

Plan of Operation

With the dramatic improvement in the political and economic climate in Colombia and the recent influx of foreign investment and activities, in addition to recent prices of gold, management feels that the political and socioeconomic environment are sufficiently secure to now deploy substantial capital towards proving out the gold reserves in addition to continuing the mining operations of Coco Hondo. Many major and junior mining companies are commencing to deploy substantial capital in Colombia as they have come to the same conclusion.

The assets purchased by MCOL, a wholly-owned subsidiary of MGOL, in the MCOL Asset Purchase Agreement primarily consist of 22 mining licenses, the San Pablo gold mine and alluvial mining dredge assets in Coco Hondo. As of October 9, 2009 (the most recent financial information available) San Pablo had incurred estimated year to date losses of approximately $964,000 on sales of $1,800,000 and Coco Hondo had estimated year to date losses of approximately $473,000 with production not yet commenced.

During November 2009, it was determined to close production at San Pablo in order to begin an exploration program to locate and prove reserves and at the same time upgrade some of the facility. This program is expected to take about a year. When San Pablo comes back on line, it is expected to produce sufficient ore to be profitable.

The Company has all the environmental and mining licenses and permits required to operate in both the San Pablo Gold Mine and the alluvial production unit in El Bagre known also as The Zaragoza Project issued by governmental authorities.

In order to develop new activities related to the existing licenses we would need to secure all the environmental and mining permits for these new areas. In the case of working in areas where African or indigenous communities have legal rights, a consultation process is required in order to gain local governmental authorization to proceed with mining operations.

Liquidity and Capital Resources

The following table summarizes total current assets, total current liabilities and working capital at September 30, 2009 compared to December 31, 2008.

	September 30, 2009	December 31, 2008	Increase / (Decrease)
			$	%

Current Assets	$3,943,142	$21,825	$3,921,317	17,967%

Current Liabilities	267,651	1,293	266,358	206%

Working Capital (deficit)	$(3,675,491)	$(20,532)	$3,654,959	1,782%

Liquidity is a measure of a company’s ability to meet potential cash requirements. We have historically met our capital requirements through the issuance of stock and by borrowings. In the future, we anticipate we will be able to provide the necessary liquidity we need by the revenues generated from the sales of our mined gold.

As of September 30, 2009, we continue to use traditional and/or debt financing to provide the capital we need to run the business.  The burn rate approximates $200,000 per week. This does not include canon payments (mining license fees) that come due from time to time and vary depending on the size of the parcels covered in the license. It is expected that the first alluvial mining dredge will become productive during Q1 2010 which will significantly reduce or remove the need for outside investment. However, this is not guaranteed.

Further development of existing mining concessions will require significant additional investment capital, environmental permitting, infrastructure and equipment. As a result of the closing of the MINTL Securities Purchase Agreement, the Company received additional funding as needed from what will then be its majority stockholder, MINTL.

The Company is also looking to joint venture partnerships to fuel development of mining operations. These agreements would basically require the Company to provide expertise and license with the partner providing necessary capital to develop a mining parcel. Profits would be split on a predefined pro rata basis. Such arrangements may involve MINTL as one of the partners with the assignment of mining operations contracts to MCOL.

We successfully raised $3,173,000 in our last private placement which closed in October 2009. We are currently in the process of pursuing a $20,000,000 capital raise through a private placement offering.

Financing.  On June 8, 2009, the Company executed a $1,000,000 line of credit with Elite Capital Management (“Elite”), an unrelated third party. During the nine months ended September 30, 2009, the Company received $140,900 from Elite. The note is due on June 7, 2010 and bears interest at a rate of 5% per year. During the nine months ended September 30, 2009, the Company had interest expense of $1,406.

In November 2009, the Company amended its line of credit with Elite Capital and has agreed to cap the maximum amount of the principal balance of the note to $140,900. The note will continue to have the same terms and conditions of the original line of credit arrangement.

Satisfaction of our cash obligations for the next 12 months.

As of December 31, 2009, post closing of the Restructured Transactions, our cash balance was $3,843,407. Our plan for satisfying our cash requirements for the next twelve months is through additional sales of our common stock, third-party financing, and/or traditional bank financing, and income generated from the sales of our anticipated gold production. We intend to make appropriate plans to insure sources of additional capital in the future to fund growth and expansion, and may consider additional equity or debt financing or credit facilities.

Since inception, we have financed cash flow requirements through debt financing and the issuance of common stock for cash and services. As we continue to expand operational activities, we may continue to experience net negative cash flows from operations, pending receipt of sales or development fees, and will be required to obtain additional financing to fund operations through common stock offerings and debt borrowings, giving consideration to loans and working diligently to move sales ahead to the extent necessary to provide working capital.

We may continue to incur operating losses over the majority or some portion of the next twelve months. Our lack of operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in their early stage of development. Such risks include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks we must, among other things, implement and successfully execute our gold production capabilities in Colombia and continue to attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Going Concern

Our financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, as of September 30, 2009, we had not commenced our planned principal operations and had not generated significant revenues. As shown on the financial statements to the most recent Form 10-Q filing, we have incurred a net loss of $555,009 for the period from January 16, 2007 (inception) to September 30, 2009. These conditions raise substantial doubt about our ability to continue as a going concern.

The future of the Company is dependent upon our ability to obtain financing and upon future profitable operations from the development of our gold mining business opportunities in Colombia.

In order to obtain the necessary capital, we will seek equity and/or debt financing. We are dependent upon our ability to secure equity and/or debt financing and there are no assurances that we will be successful. Without sufficient financing, it is unlikely for the Company to continue as a going concern.

Summary of any product research and development that we will perform for the term of the plan.

We do not anticipate performing any significant product research and development over the next twelve-month period.

Expected purchase or sale of plant and significant equipment.

We do anticipate the purchase of plant and/or significant equipment at this time during the next 12 months, as part of the Restructured Transactions. We are spending $5.9 million in the Restructured Transactions toward the purchase of the assets of Coco Hondo, which include the plant, equipment, and mining concessions required to product gold. In addition, to the assets acquired from Coco Hondo, we anticipate the acquisition of additional equipment to pursue our mining operations.

Significant changes in number of employees.

During the quarter ended September 30, 2009, we had a total of 4 full-time employees. We currently employ 6 full-time employees and 5 full-time consultants in the United States.  As a result of the closing of the Restructured Transactions, our wholly-owned subsidiary, MCOL, will assume approximately 25 to 30 existing employees in Colombia during the first quarter of 2010 and we plan to hire 3 to 6 senior and mid-level executives in the US and Colombia as well as a number of field engineers and geologists in Colombia.

Off-Balance Sheet Arrangements

As of September 30, 2009, MGOL did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

We have had no disagreements with our independent auditors on accounting or financial disclosures.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

MGOL does not expect to enter into financial instruments for trading or hedging purposes. MGOL does not currently anticipate entering into interest rate swaps and/or similar instruments.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The executive officers, directors and key personnel of MGOL are:

Name	Age	Position
Paul R. Dias	44	Director, Chief Executive Officer
William McVey	73	Director, Secretary/Treasurer
Juan David Perez	56	President

Paul R. Dias – Director, CEO Paul Dias is the original founder of Gold Resource Partners and various related entities.  A financier and venture capitalist with over 20 years of international business experience, he has raised capital for numerous companies in natural resources, information technology and alternative health sectors. Mr. Dias has been exclusively involved in the acquisition, exploration, and development of mineral concessions in Colombia since 2001.  Mr. Dias is the founder of the companies that sold the assets to the Company in the Restructured Transactions.

Bill McVey – Director, Secretary and Treasurer William F. McVey Sr. started Continental Fire Sprinkler Company, July 1971 with another partner.  Continental employed approx. 200 people and did contract work across 32 states. Revenue reached $34 million dollars. He also started Continental Alarm and Detection Company in 1995. This Company did all types of Security, Camera's, Fire and Smoke detectors and Central Station Alarm monitoring.  Both companies were sold to Peter Kiewit Construction Co., July 2005. Kiewit is the 5th largest building and road contractor in the United States. He also started Grif-Fab Corp;. in Denver. Colorado in 1973. Grif-Fab was a wholesale piping supply co and steel Fabricator. Grif-Fab also had a sub-plant in Albuquerque, New Mexico and Kingman, Arizona. All 3 entities were sold to Ferguson Enterprises. ( A Wolseley Co. PLC-UK based). Feb. 2007.

Juan Perez – President Mr. Perez is a US citizen who has lived in Colombia for most of his life.  He was a consultant to business and government on numerous alluvial mining and exploration projects in Colombia for over 30 years.  From May 2003 to present, Mr. Perez was General Manager and a Co-founder of Promocion de Proyectos Mineros (PPM).  He was also Professor at the Faculty of Mines in Medellin from 1984 to 2007.  Mr. Perez graduated with a degree in mining engineering from the Universidad Nacional in Colombia and completed postgraduate studies in the UK at the University of Nottingham.

Compensation

As of the date of this report, we have not established compensation agreements with our key executives; however we are paying monthly compensation to our CEO of $20,833. Upon completion of a capital raise, and as a result of the completion of the Restructured Transactions, we intend to enter into employment agreements with our CEO and additional executives.

Indemnification of Directors and Officers

Our Articles of Incorporation and Bylaws both provide for the indemnification of our officers and directors to the fullest extent permitted by Nevada law.

Limitation of Liability of Directors

Pursuant to the Nevada General Corporation Law, our Articles of Incorporation exclude personal liability for our Directors for monetary damages based upon any violation of their fiduciary duties as Directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which a Director receives an improper personal benefit. This exclusion of liability does not limit any right which a Director may have to be indemnified and does not affect any Director’s liability under federal or applicable state securities laws. We have agreed to indemnify our directors against expenses, judgments, and amounts paid in settlement in connection with any claim against a Director if he acted in good faith and in a manner he believed to be in our best interests.

Election of Directors and Officers

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

During the previous five (5) years, no Executive Officer or Director of the Corporation has been the subject of any Order, Judgment, or Decree of any Court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

No Executive Officer or Director of the Corporation has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding which is currently pending.

No Executive Officer or Director of the Corporation is the subject of any pending legal proceedings.

Audit Committee

We do not have an Audit Committee; our board of directors performs some of the same functions of an Audit Committee, such as: recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditor’s independence, the financial statements and their audit report; and reviewing management's administration of the system of internal accounting controls. The Company does not currently have a written audit committee charter or similar document.

We have no financial expert. We believe the cost related to retaining a financial expert at this time is prohibitive. Further, because of our start-up operations, we believe the services of a financial expert are not warranted.

Nominating Committee

We do not have a Nominating Committee or Nominating Committee Charter. Our board of directors performs some of the functions associated with a Nominating Committee. We have elected not to have a Nominating Committee in that we are a development stage company with limited operations and resources.

DESCRIPTION OF SECURITIES

Common Stock

Our articles of incorporation authorizes the issuance of 1,000,000,000 Shares of common stock, $0.001 par value per share, of which 17,010,066 shares were outstanding as of the date of this Current Report.  Common stock holders are entitled to one vote for each share on all matters to be voted on by the stockholders.  Holders of common stock have no cumulative voting rights. Common stock holders are entitled to share ratably in dividends, if any, as may be declared, from time to time by the board of directors in its discretion, from funds legally available to be distributed.  In the event of a liquidation, dissolution or winding up of MGOL, the common stockholders are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock.  There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.  All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorizes the issuance of 10,000,000 shares of preferred stock, $0.001 par value per share, of which no shares of Preferred stock are outstanding as of the date of this Current Report.  The preferred stock may be issued from time to time by the board of directors as shares of one or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to:

•      adopt resolutions;
•      to issue the Shares;
•      to fix the number of shares;
•      to change the number of shares constituting any series; and
•      to provide for or change the following:
-	the voting powers;
-	designations;
-	preferences; and
-	relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following:
*      dividend rights (including whether dividends are cumulative);
*      dividend rates;
*      terms of redemption (including sinking fund provisions);
*      redemption prices;
*      conversion rights; and
*	liquidation preferences of the shares constituting any class or series of the preferred stock.

In each of the listed cases, we will not need any further action or vote by the stockholders.

One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the Board of Director’s authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Transfer Agent

The Company‘s transfer agent for its common stock is Pacific Stock Transfer Company, located at 4045 South Spencer, Suite 403, Las Vegas, Nevada 89119 to act as its transfer agent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, to the best of the Company’s knowledge, about the beneficial ownership of its common stock on January 11, 2010, relating to the beneficial ownership of the Company’s common stock by those persons known to beneficially own more than 5% of the Company’s capital stock and by its directors and executive officers.

The percentage of beneficial ownership for the following table is based on 17,010,066 of common stock outstanding as of January 11, 2010. The number of common stock outstanding assumes the following transactions have occured based on the Restructured Transactions: (i) the issuance of 10,675,466, and (ii) the cancellation of 8,500,000 shares as a condition to the Restructured Transactions. As of the date of this report, Management has an indirect ownership interest in the 17,010,066 shares currently issued and outstanding for MGOL through management’s interest in MINTL, which is holding 10,675,466 shares of common stock of MGOL. The percentage of Management ownership is based on: (i) the issuance of 10,675,466 in the Restructured Transactions, and (ii) the cancellation of 8,500,000 shares as a condition to the Restructured Transactions.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or united voting or investment power. It also includes (unless footnoted) shares of common stock that the stockholder has a right to acquire within 60 days after January 11, 2010 through the exercise of any option, warrant or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into units of our common stock.

Security Ownership of Certain Beneficial Owners and Management

Name and address of Beneficial Owner(1)	Number Of Shares	Percent of Outstanding Shares of Common Stock (2)

Paul Dias (3)	See footnote (3)	See footnote (3)
William McVey (3)	See footnote (3)	See footnote (3)
Juan Perez (3)	See footnote (3)	See footnote (3)
Minatura International, LLC (MINTL) (3) 215 Lyon Drive, PO Box 2590 Fernley, NV 89408	10,675,466	63%

All Beneficial Owners as a Group	10,675,466	63%
(1)
As used in this table, “beneficial ownership” means the sole or united power to vote, or to direct the voting of, a security, or the sole or united investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).

(2)	Figures are rounded to the nearest tenth of a percent.
(3)
Paul Dias, CEO and a Director of the Company, William McVey, Secretary/Treasurer and a Director of the Company, and Juan Perez, President of the Company have shared voting power and shared investment power with respect to all the shares as beneficially owned by MINTL.  Mr. Dias owns 64% of MINTL’s issued and outstanding shares, Mr. McVey owns 6.3% of MINTL’s issued and outstanding shares and Mr. Perez owns 1% of MINTL’s issued and outstanding shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,
AND DIRECTOR INDEPENDENCE

Restructured Transactions:

In the Restructured Transactions, MGOL sold 10,675,466 shares of its common stock to Minatura International LLC, a Delaware limited liability company (“MINTL”) in exchange for $3.8 million in cash.  Additionally, MGOL acquired the assignment of the Concessions and certain mining equipment and other related assets from MINTL’s subsidiary Proyecto Coco Hondo S.A.S (“CocoHondo”) through MGOL’s subsidiary Minatura Colombia S.A.S. (“MCOL”). MCOL assumed approximately $2.2 million in liabilities from CocoHondo and will pay CocoHondo approximately $5.9 million over approximately the next 180 days based on the delivery of bills of sale for the assigned assets. The first bill of sale was executed and delivered on December 31, 2009 and included all the Concessions and all the assets relating to the Zaragoza Project.  MCOL has until March 31, 2010 to pay $3.3 million relating to such bill of sale. The remaining assets, primarily those relating to the San Pablo Gold Mine and including one additional mining concession, will be subject to a final bill of sale for approximately $2.6 million anticipated to be delivered in April 2010 when CocoHondo is expected to deliver sufficient financial statements for such assets that will satisfy the SEC public reporting requirements for MGOL. The actual amount of the final bill of sale will be subject to change based on the verifiable book value of the covered assets as of the date of transfer.

MINTL’s ownership includes Paul Dias, owning 64%, William McVey owning 6.3% and Juan Perez owning 1%.

As a result of the appointment to the Board of Directors of MGOL of Mr. Dias and Mr. McVey, both shareholders of MINTL, there exists a conflict of interest between the Board, the shareholders of MINTL and the shareholders of MGOL in regards to the Restructured Transactions.

The Grid Notes:

MGOL/GRP Grid Note – From August through October of 2009, MGOL loaned GRP, an entity controlled by Officers and Directors of MGOL, $1,300,000. Most of the funds were subsequently loaned to GV, an entity controlled by Officers and Directors of MGOL.

MGOL/GV Grid Note – From August through October of 2009, MGOL loaned GV 2008, an entity controlled by Officers and Directors of MGOL, $1,200,000. In addition, GV borrowed funds from GRP which were funds loaned from MGOL, see paragraph above.

The funds advanced under the Grid Notes were primarily utilized by the respective entities to further the business operations of the respective entities in Colombia, businesses which MGOL acquired. The obligations for payment, under the terms of the Grid Notes have been assumed by MINTL.

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to the Restructured Transactions, the Registrant will issue 10,675,466 shares of the Registrant’s restricted common stock to MINTL in exchange for $3,800,000. As of the date of this report the shares have not been issued. We believe that the issuance and sale of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) and Regulation D Rule 506. The shares were sold directly by us and did not involve a public offering or general solicitation. The recipients of the shares were afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make their investment decision, including the financial statements and 34 Act reports. We reasonably believed that the members of the recipient, immediately prior to the sale of the shares, were accredited investors and had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The management of the recipient had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance and sale of the shares.

Section 8 – Other Events

Item 8.01 Other Events.

On January 11, 2010, the Registrant issued a press release to announce that it completed the closing of the transactions resulting in the acquisition of Colombian mining concessions. A copy of the press release is filed as Exhibit 99.7 to this Current Report.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.5	Addendum to Securities Purchase Agreement dated November 24, 2009 – Dated December 31, 2009
10.6	Equipment Purchase Agreement with Sonic Sampling & Supply, LLC – Dated December 21, 2009
10.7	Equipment Rental and Personnel Services Agreement with SonicSampDrill B.V. – Dated January 7, 2010
99.7	Press Release dated January 11, 2010 – Announcing completion of acquisitions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MINATURA GOLD

By: /S/ Paul R. Dias
Paul R. Dias, President

Date:  January 11, 2010